Exhibit 4.3

Seabridge Gold Inc.
Restricted Share Unit Plan

ARTICLE 1
PURPOSE AND DEFINITIONS

1.1	Purpose, Plan Definitions and Interpretation

1.1.1
The purpose of this Plan is to advance the interests of Seabridge by: (a) increasing the equity ownership of Participants in Seabridge; (b) aligning the interests of Participants with the interests of the shareholders of Seabridge generally; (c) promoting longer term retention of Participants with Seabridge; and (d) providing Participants with additional incentive to achieve the goals of Seabridge.

1.1.2	In this Plan, the following terms have the following meanings:

(a)
“Applicable Law” includes, without limitation, all applicable securities, corporate, tax and other laws, rules, regulations, instruments, notices, blanket orders, decision documents, statements, circulars, procedures and policies including, without limitation, the policies, rules and by-laws of the Exchange and the New York Stock Exchange;

(b)
“Applicable Withholding Taxes” means any and all taxes and other source deductions or other amounts which Seabridge is required by Applicable Law to withhold from any amounts paid or credited to a Participant under the Plan;

(c)	“Award” means an award of Restricted Share Units under this Plan;

(d)	“Award Agreement” means the agreement in writing between Seabridge and a Participant evidencing the terms and conditions under which an Award has been granted under this Plan;

(e)
“Beneficiary” means, subject to Applicable Law, any person designated by a Participant to receive any amount payable under the Plan in the event of a Participant’s death or, failing designation, the Participant’s estate;

(f)
“Blackout Period” means the period during which the relevant Participant is prohibited from trading in any securities of Seabridge due to trading restrictions imposed by Seabridge in accordance with its trading policies;

(g)	“Board” means the board of directors of Seabridge;

(h)	“Change of Control” means:

(i)
any merger or amalgamation in which voting securities of Seabridge possessing more than fifty percent (50%) of the total combined voting power of Seabridge’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction and the composition of the directors following such transaction is such that the directors of Seabridge prior to the transaction constitute less than fifty percent (50%) of the number of directors comprising the Board following the transaction;

(ii)
any acquisition, directly or indirectly, by a person or group of persons of beneficial ownership of voting securities of Seabridge which, when added to the voting securities of Seabridge owned by such person or persons before the acquisition, collective possess more than fifty percent (50%) of the total combined voting power of Seabridge’s outstanding securities;

(iii)
any acquisition, directly or indirectly, by a person or group of persons of the right to appoint a majority of the directors of Seabridge or otherwise directly or indirectly control the management, affairs and business of Seabridge;

(i)
the removal, by extraordinary resolution of the shareholders of Seabridge, of more than 50% of the then incumbent Board of Directors of Seabridge, or the election or appointment of a majority of directors to Seabridge's Board who were not members or nominees of Seabridge's incumbent Board at the time immediately preceding such election or appointment;

(ii)	any sale, transfer or other disposition of all or substantially all of the assets of Seabridge;

(iii)	a liquidation or dissolution of Seabridge; or

(iv)	any transaction or series of transactions involving Seabridge or any of its affiliates that the Board in its discretion deems to be a Change of Control;

provided however, that a Change of Control shall not be deemed to have occurred if such Change of Control results solely from the issuance, in connection with a bona fide financing or series of financings by Seabridge, of voting securities of Seabridge or any rights to acquire voting securities of Seabridge which are convertible into voting securities;

(i)	“Compensation Committee” means the Compensation Committee or similar committee of the Board;

(j)
“Consultant” has the meaning ascribed thereto in National Instrument 45-106 or its successor or replacement instrument if those services are provided on an ongoing basis for a period of at least 12 months;

(k)	“Date of Grant” of a RSU means the date such RSU is granted to a Participant under the Plan, as evidenced by an Award Agreement between Seabridge and the Participant;

(l)	“Disability” means where the Participant:

(i)
is to a substantial degree unable, due to illness, disease, affliction, mental or physical disability or similar cause, to fulfill his obligations as a director, officer or employee of, or Consultant to, Seabridge either for any consecutive 12 month period or for any period of 18 months (whether or not consecutive) in any consecutive 24 month period; or

(ii)	is declared by a court of competent jurisdiction to be mentally incompetent or incapable of managing the Participant’s affairs;

(m)	“Eligible Person” means a non-director officer, employee or Consultant of Seabridge;

(n)
“Exchange” means the Toronto Stock Exchange or, if the Shares are not then listed and posted for trading on the Toronto Stock Exchange, on such stock exchange in Canada on which such shares are listed and posted for trading as may be selected for such purpose by the Board;

(o)	“Extension Period” has the meaning set forth in Section 3.2.2;

(p)
“Fair Market Value” means, with respect to a Share on any date, the volume weighted average trading price of the Shares on the Exchange for the five days on which Shares were traded immediately preceding that date; provided that if the Shares are not listed for trading on a stock exchange on such date, the Fair Market Value shall be the price per Share as the Board, acting in good faith, may determine;

(q)
“Insider” means (a) an insider as defined in the Ontario Securities Act, other than a person who falls within that definition solely by virtue of being a director or senior officer of a subsidiary of Seabridge, and (b) an associate or affiliate of any person who is an insider by virtue of (a);

(r)	“ITA” means the Income Tax Act (Canada), R.S.C. 1985, c.1 (5th Supp.), including the regulations promulgated thereunder, as amended from time to time;

(s)
“Leave of Absence” means any period during which, pursuant to the prior written approval of Seabridge or by reason of Disability, the Participant is considered to be on an approved leave of absence or on Disability and does not provide any services to Seabridge;

(t)	“Merger and Acquisition Transaction” means:

(i)	any merger;

(ii)	any acquisition;

(iii)	any amalgamation;

(iv)	any offer for the Shares which, if successful, would entitle the offeror to acquire all of the voting securities of Seabridge; or

(v)	any arrangement or other scheme of reorganization;

that results in a Change of Control;

(u)	“Outstanding Issue” is determined on the basis of the number of Shares that are outstanding immediately prior to the Share issuance in question;

(v)
“Participant” means an Eligible Person who has been designated by Seabridge for participation in the Plan and who has agreed to participate in the Plan and to whom Restricted Share Units have or will be granted hereunder;

(w)	“Participant Information” has the meaning set forth in Section 5.6.4(b)5.6.4(b);

(x)
“Participant Termination Date” in respect of a Participant means, where the Participant’s employment with or service to Seabridge has been terminated, the Participant’s last day of active employment with or service to Seabridge, regardless of the reason for the termination of employment or termination of services;

(y)	“Plan” means this Restricted Share Unit Plan as set forth herein, as the same may be amended and varied from time to time;

(z)	“Restricted Share Unit” or “RSU” means a unit designated as a Restricted Share Unit representing the right to receive one Share in accordance with the terms set forth in the Plan;

(aa)	“Restricted Share Unit Account” has the meaning set forth in Section 3.1.1;

(bb)
“Retirement” means the normal retirement of the Participant from employment with Seabridge or the early retirement of the Participant pursuant to any applicable retirement plan of Seabridge, all as determined by the Board, acting reasonably;

(cc)	“RSU Gross Payment” has the meaning set forth in Section 3.3.2(b)(i);

(dd)	“RSU Vesting Date” means, with respect to a Restricted Share Unit granted to a Participant, the date determined in accordance with Section 3.2;

(ee)	“Seabridge” means Seabridge Gold Inc. and, where the context requires it, includes its subsidiaries, affiliates, successors and assigns;

(ff)	“Share” means a common share in the capital of Seabridge;

(gg)	“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

(hh)	“U.S. Participant” means a Participant who is a U.S. Person or who is holding or exercising RSUs in the United States;

(ii)
“U.S. Person” has the meaning set forth in Rule 902(k) of Regulation S under the U.S. Securities Act and generally includes, but is not limited to, any natural person resident in the United States, any partnership or corporation organized under the laws of the United States and any estate or trust of which any executor, administrator or trustee is a U.S. Person;

(jj)	“U.S. Securities Act” means the United States Securities Act of 1933, as amended;

(kk)	“Vested Restricted Share Units” has the meaning set forth in Section 3.2.3; and

(ll)	“Vested Units” mean Vested Restricted Share Units.

In this Plan, unless the context requires otherwise, words importing the singular number may be construed to extend to and include the plural number, and words importing the plural number may be construed to extend to and include the singular number.

ARTICLE 2
GRANT OF RSUS

2.1	Grant of RSUs

2.1.1
Subject to the terms of the Plan, the Board may make grants of Restricted Share Units to Participants in such number, at such times and on such terms and conditions, as the Board may, in its sole discretion, determine and thereafter Seabridge shall provide an Award Agreement to each Participant; provided that:

(a)	the maximum number of Shares Seabridge is entitled to issue from treasury under the Plan for payments in respect of Awards of Restricted Share Units to Participants is 900,000 Shares; and

(b)
under no circumstances shall this Plan, together with all of Seabridge's other previously established or proposed stock options, restricted share units, deferred share units, stock option plans, employee stock purchase plans or any other compensation or incentive mechanisms involving the issuance or potential issuance of Shares, result, at any time, in:

(i)	the number of Shares issuable to Insiders at any time exceeding 10% of the Outstanding Issue;

(ii)	the number of Shares issued to Insiders, within a one year period, of a number of Shares exceeding 10% of the Outstanding Issue; or

(iii)	the number of Shares issued to any one Insider and such Insider's associates, within a one year period, of a number of Shares exceeding 5% of the Outstanding Issue.

2.1.2
Awards that are Restricted Share Units may only be granted to Participants; provided that the participation in the Plan is voluntary. In determining the Participants to whom Awards may be granted and the number of Restricted Share Units to be awarded pursuant to each Award, the Board may take into account the following factors:

(a)	compensation data for comparable benchmark positions among Seabridge’s competitors;

(b)	the duties and seniority of the Participant;

(c)	the performance of the Participant in the prior year relative to the performance measures of Seabridge for the relevant performance period;

(d)	individual and/or departmental contributions and potential contributions to the success of Seabridge; and

(e)	such other factors as the Board shall deem relevant in connection with accomplishing the purposes of the Plan.

2.1.3
The Board may at any time appoint the Compensation Committee to, among other things, interpret, administer and implement this Plan on behalf of the Board in accordance with such terms and conditions as the Board may prescribe, consistent with this Plan.  The Board will take such steps that in its opinion are required to ensure that the Compensation Committee has the necessary authority to fulfill its functions under this Plan.

2.1.4
All grants of Restricted Share Units under this Plan will be evidenced by Award Agreements.  Any one executive officer of Seabridge is authorized and empowered to execute and deliver, for and on behalf of Seabridge, an Award Agreement to each Participant.

2.2	Forfeited RSUs

2.2.1
For greater certainty, no Participant shall have any entitlement to receive any payment in respect of any RSUs which have been forfeited under this Plan, by way of damages, payment in lieu or otherwise.

ARTICLE 3
RESTRICTED SHARE UNITS

3.1	Restricted Share Unit Grants and Accounts

3.1.1
An Account, to be known as a “Restricted Share Unit Account”, shall be maintained by Seabridge for each Participant that has been granted Restricted Share Units.  On each Date of Grant, the Account will be credited with the Restricted Share Units granted to a Participant on that date.

3.1.2
The establishment of the Plan in respect of Restricted Share Units shall be an unfunded obligation of Seabridge.  Neither the establishment of the Plan in respect of Restricted Share Units nor the grant of any Restricted Share Units or the setting aside of any funds by Seabridge (if, in its sole discretion, it chooses to do so) shall be deemed to create a trust.  Legal and equitable title to any funds set aside for the purposes of the Plan in respect of Restricted Share Units shall remain in Seabridge and no Participant shall have any security or other interest in such funds.  Any funds so set aside shall remain subject to the claims of creditors of Seabridge present or future.  Amounts payable to any Participant under the Plan in respect of Restricted Share Units shall be a general, unsecured obligation of Seabridge.  The right of the Participant or Beneficiary to receive payment pursuant to the Plan in respect of Restricted Share Units shall be no greater than the right of other unsecured creditors of Seabridge.

3.2	Vesting

3.2.1
Subject to Sections 3.2.2, a Restricted Share Unit granted under this Plan shall vest based on the achievement of corporate objectives or after specified periods of time have elapsed as determined by the Board at the time of grant of Restricted Share Units.  The expiry date of each (unvested) RSU granted under the RSU Plan will be determined by the Board at its discretion at the time of each grant.  In addition, no Restricted Share Units granted hereunder shall vest before the shareholders of Seabridge and the stock exchanges on which the Shares are listed have approved the Plan or the issuance of the shares thereunder.

3.2.2
In the event that a RSU Vesting Date for a Restricted Share Unit granted under this Plan occurs within a Blackout Period or within five business days after a Blackout Period, the RSU Vesting Date for such Restricted Share Unit shall be ten business days after the date the Blackout Period ends (the "Extension Period"); provided that if an additional Blackout Period is subsequently imposed by Seabridge during the Extension Period, then such Extension Period shall be deemed to commence following the end of such additional BlackoutPeriod to enable the RSU Vesting Date for such Restricted Share Unit to be ten business days after the end of the last imposed Blackout Period.  Similarly, the expiry date of each (unvested) RSU granted under the RSU Plan will automatically be extended until one Business Day after the expiry of any Extension Period.

3.2.3
All Restricted Share Units recorded in a Participant’s Restricted Share Unit Account which have vested in accordance with this Plan and are not forfeited hereunder by the Participant on the Participant Termination Date are referred to herein as “Vested Restricted Share Units”.

3.2.4
For greater certainty, no Participant nor any Beneficiary or other person claiming through a Participant shall be entitled to any benefit hereunder in respect of any Restricted Share Units that are not Vested Restricted Share Units.

3.2.5
Notwithstanding anything else herein contained, after shareholder approval of the Plan, Seabridge may, in its discretion, at any time permit the acceleration of vesting of any or all Restricted Share Units, all in the manner and on the terms as may be authorized by the Board.

3.3	Payment in Respect of Restricted Share Units

3.3.1	Payment in respect of an Award of a Restricted Share Unit granted to a Participant shall become payable on each RSU Vesting Date for such Restricted Share Unit in accordance with Section 3.3.2.

3.3.2	On each RSU Vesting Date in respect of an Award of Restricted Share Units granted to a Participant:

(a)
Seabridge may decide, in its sole discretion, to make all payments in respect of an Award of a Restricted Share Unit to a Participant in cash, in Shares issued from treasury, or in a combination of cash and Shares issued from treasury, in the manner described in this Section 3.3.2 and, in the absence of an express decision, payments in respect of an Award of a Restricted Share Unit to a Participant shall be made in Shares issued from treasury;

(b)
where Seabridge decides to make all payments in respect of an Award of a Restricted Share Unit to a Participant in cash, Seabridge shall pay to the Participant a cash amount equal to the amount by which:

(i)
the product that results by multiplying: (A) the number of Restricted Share Units credited to the Participant’s Restricted Share Unit Account as at the RSU Vesting Date that are Vested Restricted Share Units; by (B) the Fair Market Value of a Share on the RSU Vesting Date (such product referred to as the “RSU Gross Payment”); exceeds

(ii)	all Applicable Withholding Taxes in respect of such payment;

(c)
where Seabridge decides to make all payments in respect of an Award of a Restricted Share Unit to a Participant in Shares issued from treasury, subject to Section 3.3.2(e), Seabridge shall issue from treasury the number of Shares equal to the number of Restricted Share Units credited to the Participant’s Restricted Share Unit Account as at the RSU Vesting Date that are Vested Restricted Share Units;

(d)	where Seabridge decides to make payments in respect of an Award of a Restricted Share Unit to a Participant in a combination of cash and Shares issued from treasury, Seabridge shall:

(i)	issue from treasury a number of Shares not to exceed the number that would be issued if Section 3.3.2(c) applied; and

(ii)
pay to the Participant a cash amount equal to the amount by which the RSU Gross Payment exceeds the Fair Market Value on the date of issuance of the Shares issued from treasury under Section 3.3.2(d)(i), net of any Applicable Withholding Taxes; and

(e)
where Seabridge decides to make any payments in respect of an Award of a Restricted Share Unit to a Participant in Shares issued from treasury, Seabridge shall have the right to withhold, or to require the Participant to remit to Seabridge, an amount sufficient to satisfy any Applicable Withholding Taxes. For greater certainty, Seabridge may decide in its sole discretion to satisfy any Applicable Withholding Taxes by withholding from the Shares otherwise deliverable to the Participant such number of Shares having a value, determined as of the date that the withholding tax obligation arises, equal to the amount of the total withholding tax obligation.

3.4	Dividends Paid on Shares

3.4.1
Subject to Section 3.4.2, in the event Seabridge pays a dividend on the Shares subsequent to the granting of an Award, the number of Restricted Share Units relating to such Award (the “Original RSU”) shall be increased by an amount equal to:

(a)
the product of: (i) the aggregate number of Original RSUs held by the Participant on the record date for such dividend; and (ii) the per Share amount of such dividend (or, in the case of any dividend payable in property other than cash, the per Share fair market value of such property as determined by the Board), divided by

(b)	the Fair Market Value of a Share calculated as of the date that is three days prior to the record date for the dividend.

3.4.2
In the event that Seabridge pays a dividend on the Shares in additional Shares, the number of Original RSUs shall be increased by a number equal to the product of: (a) the aggregate number of Original RSUs held by the Participant on the record date of such dividend; and (b) the number of Shares (including any fraction thereof) payable as a dividend on one Share.

3.5	Termination of Employment or Leave of Absence

3.5.1
Subject to Section 3.2.1 and the provisions of any applicable Award Agreement, upon the Participant ceasing to be an Eligible Person due to involuntary termination with cause or voluntary termination by the Participant, all Restricted Share Units previously credited to such Participant’s Restricted Share Unit Account which did not become Vested Restricted Share Units on or prior to the Participant Termination Date shall be terminated and forfeited as of the Participant Termination Date.

3.5.2
Upon the Participant ceasing to be an Eligible Person by reason of involuntary termination without cause, death, total or permanent long-term disability (as reasonably determined by the Board) or Retirement of the Participant, any Restricted Share Units previously credited to such Participant’s Restricted Share Unit Account which did not become Vested Restricted Share Units on or prior to the Participant Termination Date, shall either be terminated and forfeited as of the Participant Termination Date, continue to vest in accordance with their terms and pursuant to Section 3.2.1, or fully-vest at the discretion of the Board.

3.5.3
Upon a Participant commencing a Leave of Absence, unless otherwise determined by the Board in its sole discretion, any Restricted Share Units previously credited to such Participant’s Restricted Share Unit Account shall continue to vest in accordance with their terms pursuant to Section 3.2.1.

3.5.4
If the relationship of the Participant with Seabridge is terminated for any reason prior to the vesting of the Restricted Share Units, whether or not such termination is with or without notice, adequate notice or legal notice or is with or without legal or just cause, the Participant’s rights shall be strictly limited to those provided for in this Section 3.5, or as otherwise provided in the applicable Award Agreement between the Participant and Seabridge.  Unless otherwise specifically provided in writing, the Participant shall have no claim to, or in respect of, any Restricted Share Units which may have or would have vested had due notice of termination of employment been given, nor shall the Participant have any entitlement to damages or other compensation or any claim for wrongful termination or dismissal in respect of any Restricted Share Units or loss of profit or opportunity which may have or would have vested or accrued to the Participant if such wrongful termination or dismissal had not occurred or if due notice of termination had been given.  This provision shall be without prejudice to the Participant’s rights to seek compensation for lost employment income or lost employment benefits (other than those accruing under or in respect of the Plan or any Restricted Share Units) in the event of any alleged wrongful termination or dismissal.

ARTICLE 4
ADJUSTMENTS AND MERGER AND ACQUISITION TRANSACTIONS

4.1	Adjustments

4.1.1
Appropriate adjustments to this Plan and to Awards shall be made, and shall be conclusively determined, by the Board to give effect to adjustments in the number of Shares resulting from subdivisions, consolidations, substitutions, reorganizations or reclassifications of the Shares, the payment of stock dividends by Seabridge (other than dividends in the ordinary course) or other changes in the capital of Seabridge or from a Merger and Acquisition Transaction.  Any dispute that arises at any time with respect to any such adjustment will be conclusively determined by the Board, and any such determination will be binding on Seabridge, the Participant and all other affected parties.

4.2	Merger and Acquisition Transactions

4.2.1	In the event of a Merger and Acquisition Transaction or proposed Merger and Acquisition Transaction:

(a)
the Board shall, in an appropriate and equitable manner, determine any adjustment to the number and type of Shares (or other securities or other property) that thereafter shall be made the subject of Awards;

(b)	the Board shall, in an appropriate and equitable manner, determine the number and type of Shares (or other securities or other property) subject to outstanding Awards;

(c)
the Board shall, in an appropriate and equitable manner, determine the acquisition price with respect to settlement or payment of any Award; provided, however, that the number of Shares covered by any Award or to which such Award relates shall always be a whole number;

(d)
the Board shall, in an appropriate and equitable manner, determine the manner in which all unvested Awards granted under this Plan will be treated including, without limitation, requiring the acceleration of the time for the vesting of such Awards by the Participants, the time for the fulfilment of any conditions or restrictions on such exercise, and the time for the expiry of such rights;

(e)
the Board or any company which is or would be the successor to Seabridge or which may issue securities in exchange for Shares upon the Merger and Acquisition Transaction becoming effective may offer any Participant the opportunity to obtain a new or replacement award for securities into which the Shares are changed or are convertible or exchangeable, on a basis proportionate to the number of Shares issuable under the Award (and otherwise substantially upon the terms of the Award being replaced, or upon terms no less favourable to the Participant) including, without limitation, the periods during which the Award may be exercised and expiry dates; and in such event, the Participant shall, if he accepts such offer, be deemed to have released his Award and such Award shall be deemed to have lapsed and be cancelled; and

(f)
the Board may commute for or into any other security or any other property or cash, any Award that is still capable of being exercised, upon giving to the Participant to whom such Award has been granted at least 30 days' written notice of its intention to commute such Award, and during such period of notice, the Award, to the extent it has not been exercised, may be exercised by the Participant without regard to any vesting conditions attached thereto, and on the expiry of such period of notice, the unexercised portion of the Award shall lapse and be cancelled.

Subsections (a) through (f) of this Section 4.2.1may be utilized independently of, successively with, or in combination with each other and Section 4.1.1and nothing therein contained shall be construed as limiting or affecting the ability of the Board to deal with Awards in any other manner.  All determinations by the Board under this ARTICLE 4 will be final, binding and conclusive for all purposes.

4.2.2
The Board may, in its sole discretion, cancel any or all outstanding Awards and pay to the holders of any such Awards that are otherwise vested, in cash, the value of such Awards based upon the price per share of capital stock received or to be received by other shareholders of the Corporation in such event.

4.2.3
The grant of any Awards under this Plan will in no way affect Seabridge’s right to adjust, reclassify, reorganize or otherwise change its capital or business structure, to complete a Merger and Acquisition Transaction or to merge, amalgamate, reorganize, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets or engage in any like transaction.

4.2.4
No adjustment or substitution provided for in this ARTICLE 4 will require Seabridge to issue a fractional share in respect of any or other Awards and the total substitution or adjustment with respect to each Award will be limited accordingly.

ARTICLE 5
ADMINISTRATION

5.1	Administration

5.1.1
The Plan shall be administered by Seabridge in accordance with the provisions hereof.  All costs and expenses of administering the Plan will be paid by Seabridge.  Seabridge may, from time to time, establish administrative rules and regulations and prescribe forms or documents relating to the operation of the Plan as it may deem necessary to implement or further the purpose of the Plan and amend or repeal such rules and regulations or forms or documents.  In administering the Plan, the Board or the Compensation Committee may seek recommendations from the Chairman, Chief Executive Officer or Chief Financial Officer of Seabridge or such other advisors as they deem appropriate.  The Board may also delegate to the Compensation Committee or any director, officer or employee of Seabridge such duties and powers relating to the Plan as it may see fit.  Seabridge may also appoint or engage a trustee, custodian or administrator to administer or implement the Plan.

5.1.2
Seabridge shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties.  At such times as Seabridge shall determine, Seabridge shall furnish the Participant with a statement setting forth the details of his or her RSUs including Date of Grant and the Vested RSUs held by each Participant.

(i)	(a)
Any notice, statement, certificate or other instrument required or permitted to be given to a Participant or any person claiming or deriving any rights through him or her shall be given by:delivering it personally to the Participant or to the person claiming or deriving rights through him or her, as the case may be;

(ii)
other than in the case of a delivery of Shares, sending it to the Participant via facsimile or similar means of electronic transmission to the facsimile or e-mail address which is maintained for the Participant in Seabridge’s personnel records; or

(iii)	mailing it postage paid (provided that the postal service is then in operation) or delivering it to the address which is maintained for the Participant in Seabridge’s personnel records.

(b)
Any notice, statement, certificate or other instrument required or permitted to be given to Seabridge shall be given by mailing it postage paid (provided that the postal service is then in operation), delivering it to Seabridge at its principal address, or (other than in the case of a payment) sending it by means of facsimile or similar means of electronic transmission, to the attention of Seabridge.

(c)
Any notice, statement, certificate or other instrument referred to in Section 6.1.3(a) or 6.1.3(b), if delivered, shall be deemed to have been given or delivered on the date on which it was delivered, if mailed (provided that the postal service is then in operation), shall be deemed to have been given or delivered on the second business day following the date on which it was mailed and if by facsimile or similar means of electronic transmission, on the next business day following transmission.

5.2	Amendments

5.2.1	Seabridge retains the right without shareholder approval:

(a)	to amend the Plan or any Restricted Share Units from time to time to:

(i)	make amendments of a grammatical, typographical, clerical and administrative nature and any amendments required by a regulatory authority,

(ii)	change vesting provisions of the Plan or any Restricted Share Units, or

(iii)	make any other amendments of a non-material nature; or

(b)	to suspend, terminate or discontinue the terms and conditions of the Plan and the Restricted Share Units granted hereunder by resolution of the Board,

provided that:

(c)
no such amendment to the Plan shall cause the Plan in respect of Restricted Share Units to cease to be a plan described in paragraph (k) of the definition of “salary deferral arrangement” in subsection 248(1) of the ITA or any successor to such provision; and

(d)	any amendment shall be subject to the prior consent of any applicable regulatory bodies, including the Exchange and the New York Stock Exchange, as may be required.

5.2.2
Any amendment to the Plan made in accordance with Section 5.2.1(a)(ii) or 5.2.1(b) shall take effect only with respect to Awards granted after the effective date of such amendment, provided that it may apply to any outstanding Award with the mutual consent of Seabridge and the Participants to whom such Awards have been granted.

5.2.3
Any amendment to the Plan other than as described in Section 5.2.1 shall require the approval of the shareholders of Seabridge given by the affirmative vote of a majority of the common shares (or, where required, "disinterested" shareholder approval) represented at a meeting of the shareholders of Seabridge at which a motion to approve the Plan or an amendment to the Plan is presented.  Specific amendments requiring shareholder approval include:

(a)	to increase the number of Shares reserved under the Plan;

(b)	to change the definition of Participants;

(c)	to extend the term of an RSU held by an insider or to amend or remove the limits on the number of RSUs which may be granted to insiders under the Plan;

(d)	to permit RSUs to be transferred otherwise than by testamentary disposition or in accordance with the laws governing the devolution of property in the event of death;

(e)	to permit awards other than RSUs under the Plan; and

(f)	to amend this Section 5.2.3 so as to increase the ability of the Board to amend the Plan without shareholder approval.

5.3	Currency

5.3.1	All payments and benefits under the Plan shall be determined and paid in the lawful currency of Canada unless the directors determine otherwise in their discretion.

5.4	Beneficiaries and Claims for Benefits

5.4.1
Subject to the requirements of Applicable Law, a Participant shall designate in writing a Beneficiary to receive any benefits that are payable under the Plan upon the death of such Participant.  The Participant may, subject to Applicable Law, change such designation from time to time.  Such designation or change shall be in such form and executed and filed in such manner as the Board may from time to time determine.

5.5	Representations and Covenants of Participants

5.5.1	Each Award Agreement will contain representations and covenants of the Participant that:

(a)	in respect of a Participant, the Participant is an Eligible Person;

(b)	the Participant has not been induced to enter into such Award Agreement by the expectation of employment or continued employment with Seabridge;

(c)
the Participant is aware that the grant of the Award is exempt from the obligation under applicable securities laws to file a prospectus or other registration document qualifying the distribution of the Shares to be distributed thereunder under any applicable securities laws and that any Shares issued under the Plan or an Award may contain required restrictive legends; and

(d)
upon vesting of an Award which is settled in Shares, the Participant or their legal representative, as the case may be, will prior to and upon any sale or disposition of any Shares received pursuant to an Award, comply with all Applicable Law.

5.6	General

5.6.1
The transfer of an employee within Seabridge shall not be considered a termination of employment for the purposes of the Plan, so long as such Participant continues to be a director or employee of Seabridge.

5.6.2
The determination by the Board of any question which may arise as to the interpretation or implementation of the Plan or any of the RSUs granted hereunder shall be final and binding on all Participants and other persons claiming or deriving rights through any of them.

5.6.3
The Plan shall enure to the benefit of and be binding upon Seabridge and its successors and assigns.  The interest of any Participant under the Plan in any RSU shall not be transferable or alienable by the Participant either by pledge, assignment or in any other manner whatever, otherwise than by testamentary disposition or in accordance with the laws governing the devolution of property in the event of death; and after the Participant’s lifetime shall enure to the benefit of and be binding upon the Participant’s Beneficiary.

(a)	(i)
Seabridge’s grant of any RSUs hereunder is subject to compliance with Applicable Law.As a condition of participating in the Plan, each Participant agrees to comply with all such Applicable Law and agrees to furnish to Seabridge all information and undertakings as may be required to permit compliance with such Applicable Law.  Each Participant shall provide the Board with all information (including personal information) the Board requires in order to administer the Plan (the “Participant Information”).

(b)
Seabridge may, without amending the Plan, modify the terms of Restricted Share Units granted to Participants who provide services to Seabridge from outside of Canada in order to comply with the Applicable Laws of such foreign jurisdictions. Any such modification to the terms of Restricted Share Units with respect to a particular Participant shall be reflected in the Award Agreement for such Participant.

(c)
The terms of the Plan and Restricted Share Units granted hereunder to Participants subject to taxation on employment income under the United States Internal Revenue Code of 1986, as amended, shall be determined by taking into consideration the provisions applicable to such persons as set forth in Schedule “A” hereto.

(d)
The Board may from time to time transfer or provide access to Participant Information to a third party service provider for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing services to the Board in connection with the operation and administration of the Plan.  The Board may also transfer and provide access to Participant Information to Seabridge for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expenses.  By participating in the Plan, each Participant acknowledges that Participant Information may be so provided and agrees and consents to its provision on the terms set forth herein.  Seabridge shall not disclose Participant Information except (i) as contemplated above in this Section 5.6.4(e) and in Section 5.6.8, (ii) in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or (iii) for the purpose of complying with a subpoena, warrant or other order by a court, person or body having jurisdiction over Seabridge to compel production of the information.

5.6.4
Nothing herein or otherwise shall be construed so as to confer on any Participant any rights as a shareholder of Seabridge with respect to any Shares reserved for the purpose of any Award, including for greater certainty, no Award shall confer any entitlement as to dividends or voting rights on a Participant.

5.6.5
Neither designation as a Participant nor the grant of any RSUs to any Participant entitles any Participant to any additional grant of any RSUs under the Plan.  Neither the Plan nor any action taken hereunder shall interfere with the right of Seabridge to terminate a Participant’s employment, if applicable, at any time.  Neither any period of notice, if any, nor any payment in lieu thereof, upon termination of employment shall be considered as extending the period of employment for the purposes of the Plan.

5.6.6	Participation in the Plan shall be entirely voluntary and any decision not to participate shall not affect any person’s relationship with Seabridge.

5.6.7	By participating in the Plan, the Participant agrees, acknowledges and consents to:

(a)
the disclosure to Seabridge and applicable directors, officers, employees, Consultants, representatives and agents of Seabridge, the Exchange, the New York Stock Exchange and all tax, securities and other regulatory authorities of all Participant Information;

(b)
the collection, use and disclosure of such personal information by the persons described in (a) above of all Participant Information in accordance with their requirements, including the provision to third party service providers, from time to time.

5.6.8
Nothing contained in this Plan will restrict or limit or be deemed to restrict or limit the right or power of the Board in connection with any allotment and issuance of Shares which are not allotted and issued under this Plan including, without limitation, with respect to other compensation arrangements.

5.6.9
This Plan is established under the laws of the Province of Ontario and the rights of all parties and the construction of each and every provision of the Plan and any RSUs granted hereunder shall be construed according to the laws of the Province of Ontario.

ARTICLE 6
United States Securities Laws
(U.S. Participants)

6.1.1
Neither the RSUs, which may be granted pursuant to the provisions of the Plan, nor the Shares which may be received pursuant to the vesting of RSUs have been registered under the U.S. Securities Act or under any securities law of any state of the United States of America, unless Seabridge has made a determination to register such Shares or RSUs.  Accordingly, any Participant who is or becomes a U.S. Participant, who is granted RSUs in the United States, who is a resident of the United States or who is otherwise subject to the U.S. Securities Act or the securities laws of any state of the United States shall by acceptance of the RSUs be deemed to represent, warrant, acknowledge and agree that:

(a)	the Participant is receiving the RSUs and any Shares upon the vesting of such RSUs as principal and for the account of the Participant;

(b)
in granting the RSUs and issuing the Shares to the Participant upon the vesting of such RSUs, Seabridge is relying on the representations and warranties of the Participant contained in this Plan relating to the RSUs to support the conclusion of Seabridge that the granting of the RSUs and the issue of Shares upon the vesting of such RSUs do not require registration under the U.S. Securities Act or to be qualified under the securities laws of any state of the United States of America;

(c)	if required by the U.S. Securities Act, each certificate representing shares issued upon the vesting of such RSUs to a U.S. Participant shall bear the following legends:

“THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “U.S. SECURITIES ACT”).  THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) OUTSIDE THE UNITED STATES IN COMPLIANCE WITH RULE 904 OF REGULATION S UNDER THE U.S. SECURITIES ACT, (C) IN COMPLIANCE WITH THE EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE U.S. SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE U.S. SECURITIES ACT OR ANY APPLICABLE STATE LAWS AND REGULATIONS GOVERNING THE OFFER AND SALE OF SECURITIES, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY.  DELIVERY OF THIS CERTIFICATE MAY NOT CONSTITUTE “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON STOCK EXCHANGES IN CANADA.”

provided that if such Shares are being sold outside the United States of America in compliance with the requirements of Rule 904 of Regulation S under the U.S. Securities Act the foregoing legends may be removed by providing a written declaration by the holder to the registrar and transfer agent for the Shares to the following effect:

"The undersigned (A) acknowledges that the sale of ____________________common shares represented by Certificate Number(s) ________________________, to which this declaration relates, is being made in reliance on Rule 904 of Regulation S (“Regulation S”) under the United States Securities Act of 1933, as amended (the "U.S. Securities Act"), and (B) certifies that (1) the undersigned is not an "affiliate" (as defined in Rule 405 under the U.S. Securities Act) of the Company or a "distributor", as defined in Regulation S, or an affiliate of a "distributor"; (2) the offer of such securities was not made to a person in the United States and either (a) at the time the buy order was originated, the buyer was outside the United States, or the seller and any person acting on its behalf reasonably believe that the buyer was outside the United States, or (b) the transaction was executed on or through the facilities of a “designated offshore securities market” within the meaning of Rule 902(b) of Regulation S under the U.S. Securities Act, and neither the seller nor any person acting on its behalf knows that the transaction has been prearranged with a buyer in the United States; (3) neither the seller nor any person acting on its behalf engaged in any directed selling efforts in connection with the offer and sale of such securities; (4) the sale is bona fide and not for the purpose of "washing off" the resale restrictions imposed because the securities are "restricted securities" (as such term is defined in Rule 144(a)(3) under the U.S. Securities Act); (5) the seller does not intend to replace the securities sold in reliance on Rule 904 of Regulation S under the U.S. Securities Act with fungible unrestricted securities; and (6) the contemplated sale is not a transaction, or part of a series of transactions which, although in technical compliance with Regulation S, is part of a plan or a scheme to evade the registration provisions of the U.S. Securities Act. Terms used herein have the meanings as used in Regulation S.”;

(d)
other than as contemplated by subsection (c) of this Section 7.1.1, prior to making any disposition of any Shares acquired pursuant to the vesting of such RSUs which might be subject to the requirements of the U.S. Securities Act, the U.S. Participant shall give written notice to Seabridge describing the manner of the proposed disposition and containing such other information as is necessary to enable counsel for Seabridge to determine whether registration under the U.S. Securities Act or qualification under any securities laws of any state of the United States of America is required in connection with the proposed disposition and whether the proposed disposition is otherwise in compliance with such legislation and the regulations thereto;

(e)
other than as contemplated by subsection (c) of this Section 7.1.1, the U.S. Participant will not attempt to effect any disposition of the Shares owned by the U.S. Participant and acquired pursuant to the vesting of such RSUs or of any interest therein which might be subject to the requirements of the U.S. Securities Act in the absence of an effective registration statement relating thereto under the U.S. Securities Act or an opinion of counsel satisfactory in form and substance to counsel for Seabridge that such disposition would not constitute a violation of the U.S. Securities Act or any securities laws of any state of the United States and then will only dispose of such Shares in the manner so proposed;

(f)
Seabridge may place a notation on its records to the effect that none of the Shares received by the U.S. Participant pursuant to the vesting of such RSUs shall be transferred unless the provisions of the Plan have been complied with; and

(g)
the effect of these restrictions on the disposition of the Shares received by the U.S. Participant pursuant to the vesting of such RSUs is such that the U.S. Participant may not be able to sell or otherwise dispose of such Shares for a considerable length of time in a transaction which is subject to the provisions of the U.S. Securities Act other than as contemplated by subsection (c) of this Section 7.1.1.

Approved by Board of Directors: December 19, 2013 Approved by Shareholders: June 24, 2014 Approved by TSX: July 31, 2014 Approved by NYSE: July 28, 2014

Signed:	(signed)“C. Bruce Scott”
C. Bruce Scott
Vice President Corporate Affairs and Corporate Secretary

Schedule A

Special Provisions Applicable to Participants Subject to Section 409A of the United States Internal Revenue Code

This schedule sets forth special provisions of the Plan that apply to Participants subject to section 409A of the United States Internal Revenue Code of 1986, as amended. Terms defined in the Plan and used herein shall have the meanings set forth in the Plan, as amended from time to time.

1.1	Definitions

1.1.1	In this Schedule, the following terms have the following meanings:

(a)	“Code” means the United States Internal Revenue Code of 1986, as amended, and any applicable United States Treasury Regulations and other binding regulatory guidance thereunder;

(b)	“Section 409A” means section 409A of the Code;

(c)
“Separation From Service” shall mean the separation from service with Seabridge within the meaning of U.S. Treas. Regs. § 1.409A-1(h).  Whether a Separation from Service has occurred is determined based on whether the facts and circumstances indicate that Seabridge and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty six (36) month period (or the full period of services to Seabridge if the Participant has been providing services to Seabridge less than thirty six (36) months)).  Separation from service shall not be deemed to occur while the Participant is on military leave, sick leave or other bona fide leave of absence if the period does not exceed six (6) months or, if longer, so long as the Participant retains a right to reemployment with Seabridge under an applicable statute or by contract.  For this purpose, a leave is bona fide only if, and so long as, there is a reasonable expectation that the Participant will return to perform services for Seabridge.  Notwithstanding the foregoing, a twenty-nine (29) month period of absence will be substituted for such six (6) month period if the leave is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of no less than six (6) months and that causes the Participant to be unable to perform the duties of his or her position of employment.  For this purpose, “Seabridge” includes all entities would be considered a single employer for purposes of U.S. Treasury Regulations; provided that, in applying those regulations, the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears therein.  A director may have a Separation from Service upon resignation as a director even if the director then becomes an officer or employee of Seabridge;

(d)	“Specified Employee” means a US Taxpayer who meets the definition of “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code; and

(e)	“US Taxpayer” means a Participant whose compensation from Seabridge is subject to Section 409A.

2.1	Compliance with Section 409A

2.1.1
Notwithstanding any provision of the Plan to the contrary, it is intended that any payments under the Plan either be exempt from or comply with Section 409A, and all provisions of the Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. Each payment made in respect of Restricted Share Units shall be deemed to be a separate payment for purposes of Section 409A. Each US Taxpayer is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or for the account of such US Taxpayer in connection with the Plan (including any taxes and penalties under Section 409A), and neither Seabridge nor any of its subsidiaries shall have any obligation to indemnify or otherwise hold such US Taxpayer (or any beneficiary) harmless from any or all of such taxes or penalties.

2.1.3	Solely to the extent required by Section 409A, any payment which is subject to Section 409A shall comply with the following:

(a)
a payment which becomes payable on account of a Participant Termination Date (for any reason, whether or not such termination is voluntary or involuntary, with or without notice, adequate notice or legal notice or is with or without legal or just cause or on account of Retirement, death or permanent disability) shall be payable by reason of such circumstance only if the circumstance is a Separation from Service; and if such payment has become payable on account of a Separation from Service to any employee who is determined to be a Specified Employee, such payment shall not be paid before the date which is six months after such Specified Employee’s Separation From Service (or, if earlier, the date of death of such Specified Employee).  Following any applicable six month delay of payment, all such delayed payments shall be made to the Specified Employee in a lump sum on the first day of the month next following the end of the applicable six month period;

(b)
a payment which becomes payable on account of a Merger and Acquisition Transaction or other Change of Control shall not be payable by reason of such circumstance unless the circumstance is a “change in ownership,” change in effective control,” or “change in ownership of a substantial portion of assets” as defined under Section 409A (hereinafter, a “409A Change of Control”) and such payment shall be made in the Board’s discretion within the ninety (90) day period following such 409A Change of Control; and

(c)
a payment which is scheduled to become payable on account of an RSU Vesting Date or other specified date certain shall not be accelerated on account of accelerated vesting or other intervening payment event unless such event itself qualifies as a Separation from Service, a 409A Change of Control or other payment event expressly permitted under Section 409A.

2.1.4
A US Taxpayer shall be required to pay to Seabridge, and Seabridge shall have the right and is hereby authorized to withhold, from any cash or other compensation payable under the Plan, or from any other compensation or amounts owing to the US Taxpayer, the amount of any required Applicable Withholding Taxes in respect of amounts paid under the Plan and to take such other action as may be necessary in the opinion of Seabridge to satisfy all obligations for the payment of such withholding and taxes.

2.1.5
If and to the extent use of the assets contributed to or held by the Trust Fund to pay distributions to a US Taxpayer could result in accelerated or additional tax to the US Taxpayer under Section 409A (including without limitation Section 409A(b)), payment to a US Taxpayer shall only be made with assets that have not been held in the Trust Fund, and the US Taxpayer shall have no right to or any interest in any of the assets of the Trust Fund.

2.1.6
Any cash payment to a US Taxpayer described in Section 3.3.2(b), 3.3.2(c)(iii) or 3.3.2(d)(ii) shall be made not later than the fifteenth day of the third month following the end of the calendar year in which the applicable Vesting Date occurs.  Ownership of any shares issued under Section 3.3.2(c) or 3.3.2(d)(i) shall be transferred and recognized by Seabridge as of the applicable date of issuance.

2.1.7
For all purposes under the Plan, if the Fair Market Value of a Share is to be determined by the Board, as provided in Section 1.1.2(p) of the Plan, the Board will make such determination for each US Taxpayer by the reasonable application of a reasonable valuation method in accordance with Treas. Reg. Sec. 1.409A-1(b)(5)(iv)(B)(1).

3.1	Amendment of Schedule

3.1.1
Notwithstanding Section 6.2 of the Plan, the Board shall retain the power and authority to amend or modify this schedule to the extent the Board in its sole discretion deems necessary or advisable to comply with any guidance issued under Section 409A. Such amendments may be made without the approval of any US Taxpayer.